EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2009 Stock Incentive Plan of Genta Incorporated of our report dated February 12, 2009, except for the effects of the retroactive adjustment for the one-for-fifty reverse stock split described in Note 1, which the date is June 26, 2009, relating to the consolidated financial statements of Genta Incorporated and Subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to Genta Incorporated’s ability to continue as a going concern) as of December 31, 2008 and for the year then ended and the retroactive adjustments to the 2007 and 2006 consolidated financial statements of Genta Incorporated and Subsidiaries for the one-for-fifty reverse common stock split, not presented herein, appearing in the Current Report on Form 8-K of Genta Incorporated filed on September 4, 2009.

/s/ Amper,Politziner & Mattia, LLP

Edison, New Jersey
September 4, 2009